EXHIBIT 99.1

Great Lakes Reports Third Quarter 2025 Results

Third quarter net income of $17.7 million
Third quarter Adjusted EBITDA of $39.3 million
Dredging backlog of $934.5 million at September 30, 2025

HOUSTON, Nov. 04, 2025 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Highlights

  Revenue was $195.2 million
  Total operating income was $28.1 million
  Net income was $17.7 million
  Adjusted EBITDA was $39.3 million
  Dredging backlog as of September 30, 2025 was $934.5 million

Management Commentary

Lasse Petterson, President and Chief Executive Officer, commented, “Great Lakes delivered another solid quarter, driven by strong project execution and high equipment utilization. We ended the quarter with revenue of $195.2 million, net income of $17.7 million, and adjusted EBITDA of $39.3 million. Our substantial dredging backlog stood at $934.5 million as of the end of the third quarter, with an additional $193.5 million in low bids and options pending award, providing revenue visibility for the remainder of 2025 and well into 2026. Capital and coastal protection projects account for over 84% of our dredging backlog, which typically yield higher margins for GLDD due to our experienced project teams and our extensive fleet.

Our current backlog includes three major port deepening LNG projects: the Port Arthur LNG Phase 1 Project, the Brownsville Ship Channel Project, part of NextDecade Corporation’s Rio Grande LNG initiative, and the Woodside Louisiana LNG project. Dredging operations for the first two projects began in Q3 2024 and are actively ongoing. The Woodside Louisiana LNG project is expected to commence in early 2026.

To date, we have seen no interruption to our business during the current government shutdown. Our operations have remained unaffected, and we expect to continue to conduct business as usual, maintaining full schedules, bidding, awards, and payments. Our support to the U.S. Army Corps of Engineers ("Corps") will proceed without disruption and our backlog of projects are fully funded.

On October 24th, we completed an amendment to our revolving credit facility, upsizing the amount by $100 million to a total of $430 million, decreasing the interest rate, and extending the maturity out to 2030. With the increased capacity under the facility we paid off in full our $100 million second lien term loan entered in 2024 reducing our annual interest expense by almost $6 million and providing us with additional financial flexibility.

Our newbuild program is close to completion as our newest hopper dredge, the Amelia Island, was delivered in August and immediately went to work. The Amelia Island and her sister ship, the Galveston Island, which was delivered in early 2024, will primarily work on projects aimed at the redevelopment and enhancement of our shorelines, which are consistently impacted by severe weather.

The Acadia, the first U.S.-flagged, Jones Act-compliant subsea rock installation vessel, hit a key milestone with her launch from drydock in July with expected completion in the first quarter of 2026. Upon delivery, the Acadia is expected to immediately commence operations, first on Equinor’s Empire Wind I project and then onto Orsted’s Sunrise Wind project. In addition, post quarter end, the Acadia was awarded additional scope on Sunrise Wind providing full utilization for the vessel for 2026. The Acadia is designed to serve projects in both domestic and international markets focused on safeguarding critical subsea infrastructure, including subsea cables for power transmission, telecommunications cables, oil and gas pipelines and offshore wind developments.

During the third quarter, our offshore energy team commenced rock placement operations on Equinor’s South Brooklyn Marine Terminal. During the fourth quarter, we started installation of armor rock for the Empire Wind 1 project, utilizing a chartered vessel for this scope of the campaign with plans for the Acadia to complete the work once she is delivered and commissioned next year.

The Company had exceptional performance the first nine months of 2025, which we expect to continue for the remainder of this year and into 2026 driven by a modernized fleet, superior project execution, a strong balance sheet, and a significant backlog.”

Operational Update

Third Quarter 2025

  Revenue was $195.2 million, an increase of $4.0 million from the third quarter of 2024. The higher revenue in the third quarter of 2025 was due primarily to higher capital project revenue as compared to the same period in the third quarter last year, partially offset by lower coastal protection and maintenance project revenue.
  Gross profit and gross profit margin was $43.8 million and 22.4%, respectively, both increasing compared to the third quarter of 2024 gross profit and gross profit margin of $36.2 million and 19.0%, respectively. The increase was primarily due to increased revenue, improved utilization and project performance and a larger number of capital projects which typically yield higher margins.
  Operating income was $28.1 million, increasing from $16.7 million in the prior year’s third quarter primarily due to the improved gross profit and lower general and administrative expenses.
  Net income for the third quarter was $17.7 million, increasing from net income of $8.9 million in the prior year third quarter. The increase was mostly driven by improved operating results partially offset by an increase in net income tax provision.

Balance Sheet, Backlog & Capital Expenditures

  At September 30, 2025, the Company had $12.7 million in cash and cash equivalents, total long-term debt of $415.3 million and liquidity of $284.1 million.
  At September 30, 2025, the Company had $934.5 million in dredging backlog compared to $1.2 billion at December 31, 2024. Dredging backlog as of September 30, 2025 does not include approximately $193.5 million of awards and options pending.
  At September 30, 2025, the Company had $73.0 million in offshore energy backlog compared to $44.9 million at December 31, 2024.
  Total capital expenditures for the third quarter of 2025 were $32.8 million including $18.6 million for the construction of the Acadia, $8.3 million for the Amelia Island, and $5.9 million for maintenance and growth.

Market Update

On October 1, 2025, the federal government shut down due to a lapse in appropriations, impacting operations across multiple agencies and services nationwide. While shutdowns are rare and typically short lived, the annual federal budget process is typically complicated and prone to stop gap provisions like Continuing Resolutions. As a result, federal agencies like the Corps are accustomed to executing their mission within the confines of these complications.

To date, we have seen no interruption to our business during the current government shutdown. Our operations remain unaffected, and we expect to continue to conduct business as usual, maintaining full project operations. Our commitment to supporting the Corps remains steadfast and all of the Corps’ projects in our backlog are fully funded. We remain focused on delivering results and executing all projects.

Following the resolution of the temporary pause from the Bureau of Ocean Management, Equinor’s Empire Wind I project, which is part of our Offshore Energy backlog, has resumed in accordance with its schedule. We have secured contracts for full utilization of the Acadia for 2026 and are making good progress on securing contracts for the Acadia’s utilization for 2027 and beyond.

In anticipation of potential delays in U.S. offshore wind projects, we proactively expanded the Acadia’s strategic target markets to include oil and gas pipeline protection, power and telecommunications cable protection, and international offshore wind. This diversification increases our opportunities into a broader range of services we now refer to as Offshore Energy. Our strategy is supported by a global shortage of rock placement vessels, and we are actively pursuing opportunities across these sectors to ensure strong and sustained utilization of the Acadia well into the future.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 4, 2025, at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register-conf.media-server.com/register/BIe06b29e64e414109b574adf941eba177

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/ts2pr24d or on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of the press release will be available on the Company’s website.

Use of Non-GAAP Measures

Adjusted EBITDA, as provided herein, represents net income from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishments, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate the performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) net income as an indicator of operating performance or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest expense and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses net income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the offshore energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 135-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” “commitment to” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: a reduction in government funding for dredging and other contracts, or government cancellation of such contracts, or the inability of the Corps to let bids to market; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; the political environment and governmental fiscal and monetary policies; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed price contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; costs necessary to operate and maintain our existing vessels and the construction of new vessels, including with respect to changes in applicable regulations or standards; equipment or mechanical failures; pandemic, epidemic or outbreak of an infectious disease; disruptions to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; capital and operational costs due to environmental regulations; market and regulatory responses to climate change, including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, war and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes attributable to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore energy vessel; our ability to secure contracts to utilize our new offshore energy vessel; unforeseen delays and cost overruns related to the construction of our new vessels; any failure to comply with the Jones Act provisions on coastwise trade, or if those provisions were modified, repealed or interpreted differently; our ability to comply with anti-discrimination laws, including those pertaining to diversity, equity and inclusion programs; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build and vessel maintenance materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, and similar arrangements and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing terms and covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, related to the new offshore energy vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements or Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previously recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; impairments of our goodwill or other intangible assets; and failure of our share repurchase program to be fully implemented or enhance long-term shareholder value. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on our most recent Form 10-K, Item 1A. “Risk Factors” of Great Lakes' Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Contract revenues	$195,205	$191,173	$631,825	$559,919
Gross profit	43,760	36,233	149,849	111,647
General and administrative expenses	17,553	19,815	57,069	52,087
Other gains	(1,936)	(276)	(2,395)	(3,198)
Operating income	28,143	16,694	95,175	62,758
Interest expense—net	(4,558)	(4,888)	(13,224)	(12,977)
Other income	264	200	142	753
Income before income taxes	23,849	12,006	82,093	50,534
Income tax provision	(6,125)	(3,154)	(21,258)	(12,985)
Net income	$17,724	$8,852	$60,835	$37,549

Basic earnings per share	$0.27	$0.13	$0.91	$0.56
Basic weighted average shares	66,684	67,217	66,920	67,021

Diluted earnings per share	$0.26	$0.13	$0.90	$0.55
Diluted weighted average shares	67,347	67,830	67,727	67,687

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income	$17,724	$8,852	$60,835	$37,549
Adjusted for:
Interest expense—net	4,558	4,888	13,224	12,977
Income tax provision	6,125	3,154	21,258	12,985
Depreciation and amortization	10,867	10,089	32,042	32,217
Adjusted EBITDA	$39,274	$26,983	$127,359	$95,728

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2025	2024

Cash and cash equivalents	$12,671	$10,216
Total current assets	229,844	263,418
Property and equipment—net
excluding construction in progress	558,045	438,727
Construction in progress	222,994	264,525
Total assets	1,267,739	1,255,103
Total current liabilities	191,678	216,013
Total long-term debt	415,321	448,216
Total equity	502,112	448,910

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2025	2024	2025	2024
Capital	$126,285	$108,682	$322,777	$249,329
Coastal protection	39,807	43,913	225,638	178,034
Maintenance	22,991	38,578	77,288	132,556
Total dredging revenues	189,083	191,173	625,703	559,919
Offshore energy	6,122	-	6,122	-
Total revenues	$195,205	$191,173	$631,825	$559,919

	As of
	September 30,	December 31,	September 30,
Backlog	2025	2024	2024
Dredging:
Capital	$654,458	$799,565	$898,898
Coastal protection	132,442	328,073	218,321
Maintenance	147,605	66,561	95,920
Total dredging backlog	934,505	1,194,199	1,213,139
Offshore energy	72,951	44,945	44,945
Total backlog	$1,007,456	$1,239,144	$1,258,084

For further information contact:
Eric Birge
Vice President of Investor Relations
313-220-3053